Exhibit 10.11

Director Compensation Plan 2008

Basic Fees

Position	Board Retainer (Cash)	Board Retainer (Stock)	Committee Fee Per Meeting
			In Person	Electronic Attendance
Chairman	$—	$—	$1,000	$500
Member	$18,000	$12,000	$600	$300